Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-70567 on Form S-8 of our report dated October 2, 2009 relating to the financial statements of Magellan Petroleum Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

October 2, 2009